Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2013 (the “Effective Date”) by and between PRGX Global, Inc., a Georgia corporation (the “Company”), and Ronald E. Stewart (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company considers the availability of the Executive’s services to be important to the management and conduct of the Company’s business and desires to secure the availability of the Executive’s services; and

WHEREAS, the Executive is willing to make the Executive’s services available to the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth and intending to be legally bound, the Company and the Executive agree as follows:

1. Employment and Duties.

(a) Position. The Company hereby employs the Executive, and the Executive hereby accepts such employment, as the Chief Executive Officer and President of the Company, effective as of the Effective Date, on the terms and subject to the conditions of this Agreement. The Executive agrees to perform such duties and responsibilities as are customarily performed by persons acting in such capacity or as are assigned to Executive from time to time by the Board of Directors of the Company. The Executive acknowledges and agrees that from time to time the Company may assign Executive additional positions with the Company or the Company’s subsidiaries, with such title, duties and responsibilities as shall be determined by the Company, provided such duties and responsibilities shall be consistent with those customarily performed by a chief executive officer and president of a corporation. The Executive agrees to serve in any and all such positions without additional compensation. The Executive will report directly to the Board of Directors of the Company.

(b) Duties. The Executive shall devote the Executive’s best efforts and full professional time and attention to the business and affairs of the Company and the Company’s subsidiaries. During the Term, as hereinafter defined, Executive shall not serve as a director or principal of any other company or charitable, religious or civic organization without the prior written consent of the Board of Directors of the Company. The principal place(s) of employment of the Executive shall be the Company’s executive offices in Atlanta, Georgia subject to reasonable travel on the business of the Company or the Company’s subsidiaries. The Executive shall be expected to follow and be bound by the terms of the Company’s Code of Conduct and Code of Ethics for Senior Financial Officers and any other applicable policies as the Company from time to time may adopt.

2. Term. This Agreement is effective as of the Effective Date, and will continue through the third anniversary of the Effective Date (the “Term”), unless terminated earlier as hereinafter provided.

3. Compensation.

(a) Base Salary. The Company shall pay the Executive an annual base salary of $515,000. The annual base salary shall be paid to the Executive in accordance with the established payroll practices of the Company (but no less frequently than monthly) subject to ordinary and lawful deductions. Beginning with calendar 2015, the Compensation Committee of the Company will review the Executive’s base salary from time to time, no less frequently than annually, to consider whether any increase should be made. The base salary during the Term will not be less than that in effect at any time during the Term.

(b) Annual Bonus. During the Term, the Executive will be eligible to participate in an annual incentive bonus plan that will establish measurable criteria and incentive compensation levels payable to the Executive for performance in relation to defined targets established by the Compensation Committee of the Company’s Board of Directors in good faith, after consultation with management and the Executive, and consistent with the Company’s business plans, strategy and objectives. To the extent the targeted performance levels are exceeded, the incentive bonus plan will provide a means by which the annual bonus will be increased. Similarly, the incentive plan will provide a means by which the annual bonus will be decreased or eliminated if the targeted performance levels are not achieved. In connection with such annual incentive bonus plan, subject to the corresponding performance levels being achieved, the Executive shall be eligible for an annual target bonus equal to 75 percent of the Executive’s annual base salary and an annual maximum bonus equal to 150 percent of the Executive’s annual base salary. Any bonus payments due hereunder shall be payable to the Executive no later than the 15th day of the third month following the end of the applicable year to which the incentive bonus relates.

(c) Equity Compensation.

(i) The Company shall grant to the Executive, as of the Effective Date, restricted stock covering 150,000 shares of the common stock, no par value per share, of the Company (the “Restricted Stock”), pursuant to the Company’s form of Restricted Stock Agreement under the PRGX Amended and Restated 2008 Equity Incentive Plan (the “2008 Incentive Plan”). The Restricted Stock will be time-vested restricted stock, vesting and becoming non-forfeitable as to 100% of the Restricted Stock on the third anniversary of the date of grant, subject to the Executive’s continued employment through such date and the acceleration provisions in this Agreement.

(ii) The Company also shall grant to the Executive, as of the Effective Date, stock options to acquire 100,000 shares of the common stock, no par value per share, of the Company (the “Stock Options”) at an exercise price equal to the closing price, as of the date of grant, of the underlying shares of common stock and a term of seven years, pursuant to the Company’s form of Non-Qualified Stock Option Agreement under the 2008 Incentive Plan. The Stock Options will be time-vested stock options, vesting and becoming exercisable as to one-third (1/3) of the Stock Options (rounded down to the nearest whole share) on each of June 15, 2015 and June 15, 2016, and as to the remaining Stock Options on June 15, 2017, subject to the Executive’s continued employment through such date(s) and the acceleration provisions in this Agreement.

(iii) Beginning with calendar year 2014, the Executive shall be eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee or the Board of Directors of the Company or their designees, as the case may be, may determine on a basis not less favorable than that provided to the class of employees that includes the Executive, except that the Compensation Committee and the Board of Directors may take into account, for purposes of determining the number of equity awards to be granted to the Executive, that the Executive, unlike others in the class of employees that include the Executive, previously received the Stock Options described herein. Except as specifically set forth above, however, nothing herein shall require the Company to make any equity grants or other awards to the Executive in any specific year.

4 Indemnity and Insurance. The Company and the Executive have entered into the Company’s standard indemnification agreement for executive officers and directors. In addition, the Company shall provide the Executive with director and officer liability insurance on the same and customary terms and conditions as provided to the members of the Board of Directors and other officers of the Company.

5. Benefits.

(a) Benefit Programs. The Executive shall be eligible to participate in any plans, programs or forms of compensation or benefits that the Company or the Company’s subsidiaries provide to the class of employees that includes the Executive, on a basis not less favorable than that provided to such class of employees, including, without limitation, group medical, disability and life insurance, paid time-off, and retirement plan, subject to the terms and conditions of such plans, programs or forms of compensation or benefits.

(b) Paid Time-Off. The Executive shall be entitled to five weeks of paid time-off annually, to be accrued and used in accordance with the normal Company paid time-off policy.

6. Reimbursement of Expenses. The Company shall reimburse the Executive, subject to presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive in accordance with the Company’s expense reimbursement policy in effect at the time such expenses are incurred. In no event will such reimbursements, if any, be made later than the last day of the year following the year in which the Executive incurs the expense.

7. Termination of Employment.

(a) Death or Incapacity. The Executive’s employment under this Agreement shall terminate automatically upon the Executive’s death. If the Board of Directors of the Company determines in good faith that the Incapacity, as hereinafter defined, of the Executive has occurred, it may terminate the Executive’s employment and this Agreement. “Incapacity” shall mean the inability of the Executive to perform the essential functions of the Executive’s job due to physical or mental impairment, with or without reasonable accommodation, for a period of 90 days in the aggregate in any rolling 180-day period.

(b) Termination by Company For Cause. The Company may terminate the Executive’s employment during the Term of this Agreement for Cause. For purposes of this Agreement, “Cause” shall mean, as determined by the Board of Directors of the Company in good faith, the following:

(i) the Executive’s willful misconduct or gross negligence in connection with the performance of the Executive’s duties which the Board of Directors of the Company believes in good faith and after investigation does or is likely to result in material harm to the Company or any of its subsidiaries;

(ii) the Executive’s intentional misappropriation or embezzlement of funds or property of the Company or any of its subsidiaries;

(iii) the Executive’s fraud or dishonesty with respect to the Company or any of its subsidiaries which the Board of Directors of the Company believes in good faith and after investigation does or is likely to result in material harm to the Company of any of its subsidiaries;

(iv) the Executive’s conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or, if the Board of Directors of the Company believes in good faith and after investigation does or is likely to result in material harm to the Company or any of its subsidiaries, any other crime involving moral turpitude or dishonesty;

(v) the Executive’s material breach of a term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Company (including, without, limitation the Company’s Code of Conduct, Code of Ethics for Senior Financial Officers and any other applicable policies as the Board of Directors of the Company from time to time may adopt applicable to officers of the Company), after being advised in writing of such breach or violation and being given 30 days to remedy such breach or violation, to the extent that such breach or violation can be cured;

(vi) the Executive’s breach of fiduciary duties owed to the Company or any of its subsidiaries which the Board of Directors of the Company believes in good faith and after investigation does or is likely to result in material harm to the Company or any of its subsidiaries;

(vii) the Executive’s engagement in habitual insobriety or the use of illegal drugs or substances; or

(viii) the Executive’s willful failure to cooperate, or willful failure to cause and direct persons under the Executive’s management or direction, or employed by, or consultants or agents to, the Company or its subsidiaries to cooperate, with all corporate investigations or independent investigations by the Board of Directors of the Company or its subsidiaries, all governmental investigations of the Company or its subsidiaries or orders involving the Executive, the Company or the Company’s subsidiaries entered by a court of competent jurisdiction, after being advised in writing of such failure. Notwithstanding the foregoing, the following actions by the Executive shall not be considered a violation of this provision with respect to any matter under investigation: (1) the Executive’s retention of counsel; (2) the Executive’s assertion of any federal or state constitutional rights; (3) the Executive’s assertion of any legally recognized privilege; or (4) the Executive’s assertion of any legally available defense or objection.

Notwithstanding the above, and without limitation, the Executive shall not be deemed to have been terminated for Cause unless and until there has been delivered to the Executive (i) a letter from the Board of Directors of the Company finding that the Executive has engaged in the conduct set forth in any of the preceding clauses and specifying the particulars thereof in detail and (ii) a copy of a resolution duly adopted by the affirmative vote of the majority of the members of the Board of Directors of the Company who are not officers of the Company at a meeting of the Board of Directors called and held for such purpose or such other appropriate written consent (after at least 10 days’ prior notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board of Directors of the Company), finding that the Executive has engaged in such conduct and specifying the particulars thereof in detail.

(c) Termination by Executive for Good Reason. The Executive may terminate the Executive’s employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, the following:

(i) any action taken by the Company which results in a material reduction in the Executive’s authority, duties or responsibilities (except that any change in the foregoing that results solely from the Company ceasing to be a publicly traded entity or from the Company becoming a wholly-owned subsidiary of another publicly traded entity will not, in any event and standing alone, constitute a substantial reduction in the Executive’s authority, duties or responsibilities), including any requirement that the Executive report directly to anyone other than the Board of Directors of the Company;

(ii) the assignment to the Executive of duties that are materially inconsistent with Executive’s authority, duties or responsibilities as the Chief Executive Officer and President;

(iii) any decrease in the Executive’s base salary or annual bonus opportunity or material decrease in the benefits generally available to the class of employees that includes the Executive, except to the extent the Company has instituted a salary, bonus or benefits reduction generally applicable to all executives of the Company other than in contemplation of or after a Change in Control;

(iv) the relocation of the Executive to any primary place of employment other than as specified in Section 1(b) above which might require the Executive to move the Executive’s residence which, for this purpose, means any reassignment to a place of employment 50 miles or more from the place (or, if applicable, all places) of employment set forth in Section 1(b), without the Executive’s express written consent to such relocation; provided, however, this subsection (iv) shall not apply in the case of business travel which requires the Executive to relocate temporarily for periods of 90 days or less;

(v) the failure by the Company to pay to the Executive any portion of the Executive’s base salary, annual bonus or other benefits within 10 days after the date the same is due;

(vi) the Company’s failure to nominate Executive to serve as a member of the Board of Directors of the Company (other than on and after the Company has reason to terminate the Executive’s employment for Cause), or the removal of the Executive from the Board of Directors of the Company, by action of the Board of Directors, other than for Cause; or

(vii) any material failure by the Company to comply with the terms of this Agreement.

Notwithstanding the above, and without limitation, “Good Reason” shall not include any resignation by the Executive where Cause for the Executive’s termination by the Company exists and the Company then follows the procedures described above. The Executive must give the Company notice of any event or condition that would constitute “Good Reason” within 30 days of the event or condition which would constitute “Good Reason,” and upon the receipt of such notice the Company shall have 30 days to remedy such event or condition. If such event or condition is not remedied within such 30-day period, any termination of employment by the Executive for “Good Reason” must occur within 30 days after the period for remedying such condition or event has expired.

(d) Termination by Company Without Cause or by Executive Other than For Good Reason. The Company may terminate the Executive’s employment during the Term of this Agreement without Cause, and Executive may terminate the Executive’s employment during the Term of this Agreement for other than Good Reason, upon 30 days’ written notice. Notwithstanding the foregoing, the Company may elect to terminate the Executive’s employment during the Term of this Agreement without Cause immediately (without any such notice period) or upon such shorter notice period as the Company may elect, by agreeing to continue to pay the Executive the sum of his base salary and the Company’s contribution to the cost of the welfare benefits provided to the Executive (in accordance with the established payroll practices of the Company, no less frequently than monthly), in lieu of such notice or for the portion of the notice period that is shorter than 30 days, during the time the Executive otherwise would have been employed during the applicable notice period.

(e) Termination on Failure to Extend the Term. If the Term of the Agreement is not extended, the Company and the Executive agree that the Executive’s employment will terminate immediately following the expiration of the Term. The Company agrees to give the Executive no less than 120 days’ written notice prior to expiration of the Term if the Company does not intend to seek an extension of the Term.

(f) Resignation from Board of Directors and Other Positions. Notwithstanding any other provision of this Agreement, the Executive agrees to resign, as soon as administratively practicable, as a member of the Board of Directors of the Company and of any subsidiaries and affiliates of the Company and from any and all positions held in the Company or any subsidiary or affiliate of the Company, at the time of termination of the Executive’s employment if the Executive’s employment is terminated pursuant to Sections 7(b), (c), (d) or (e) of this Agreement. The Company agrees that upon resignation by the Executive pursuant to this Section 7(f) during the first year of the Term, any outstanding unvested options, restricted stock and other equity-based awards previously granted to the Executive in connection with his services to the Company as a member of the Board of Directors shall vest in full.

8. Obligations of the Company Upon Termination.

(a) Without Cause; Good Reason; Before the First Anniversary of the Effective Date. If, during the Term and before the first anniversary of the Effective Date, the Company terminates the Executive’s employment without Cause in accordance with Section 7(d) hereof or the Executive terminates the Executive’s employment for Good Reason in accordance with Section 7(c) hereof, subject to Section 20 below, the Executive shall be entitled to receive:

(i) payment of the Executive’s annual base salary in effect immediately preceding the date of the Executive’s termination of employment (or, if greater, the Executive’s annual base salary in effect immediately preceding any action by the Company described in Section 7(c)(iii) above for which the Executive has terminated the Executive’s employment for Good Reason), for the period equal to the greater of three (3) months or the number of full months of continuous service the Executive has with the Company and its subsidiaries from the Effective Date until the time of termination of employment, beginning immediately following termination of employment (the “Initial Severance Period”), payable in accordance with the established payroll practices of the Company (but no less frequently than monthly), beginning on the first payroll date following 60 days after termination of employment, with the Executive to receive at that time a lump sum payment with respect to any installments the Executive was entitled to receive during the first 60 days following termination of employment, and the remaining payments made as if they had commenced immediately following termination of employment;

(ii) continuation after the date of termination of employment of any health care (medical, dental and vision) plan coverage, other than that under a flexible spending account, provided to the Executive and the Executive’s spouse and dependents at the date of termination for the Initial Severance Period, on a monthly or more frequent basis, on the same basis and at the same cost to the Executive as available to similarly-situated active employees during such Initial Severance Period, provided that such continued participation is possible under the general terms and provisions of such plans and programs and provided that such continued coverage by the Company shall terminate in the event Executive becomes eligible for any such coverage under another employer’s plans. If the Company reasonably determines that maintaining such coverage for the Executive or the Executive’s spouse or dependents is not feasible under the terms and provisions of such plans and programs (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided), the Company shall pay the Executive cash equal to the estimated cost of the expected Company contribution therefor for such same period of time, with such payments to be made in accordance with the established payroll practices of the Company (not less frequently than monthly) for the period during which such cash payments are to be provided;

(iii) payment of an amount equal to the Executive’s actual earned full-year bonus for the year in which the termination of Executive’s employment occurs, prorated based on the number of days the Executive was employed for the year, payable at the time the Executive’s annual bonus for the year otherwise would be paid had the Executive continued employment;

(iv) payment of any Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” shall mean the sum of (A) the Executive’s annual base salary through Executive’s termination of employment which remains unpaid, (B) the amount, if any, of any incentive or bonus compensation earned for any completed fiscal year of the Company which has not yet been paid, (C) any reimbursements for expenses incurred but not yet paid, and (D) any benefits or other amounts, including both cash and stock components, which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive, including payment for any unused paid time-off (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the Executive’s existing directions). The Accrued Obligations will be paid to the Executive in a lump sum as soon as administratively feasible after the Executive’s termination of employment, which for purposes of any incentive or bonus compensation described in (B) above shall mean at the same time such annual bonus would otherwise have been paid;

(v) vesting of a prorated number of the Restricted Stock as follows: if the closing price of a share of the Company’s common stock, no par value per share, for any 20 consecutive trading days during the 180 days (or if fewer the days the Executive was employed) immediately prior to the date of termination is $1.00 or more than the closing price of such common stock at the date of grant of the Restricted Stock, then a prorated number of one-third (1/3) of the Restricted Stock shall become vested and non-forfeitable based upon the Executive’s continued employment after the date of grant of the Restricted Stock in the number that would have vested had such one-third (1/3) of the Restricted Stock vested in 12 equal installments on each monthly anniversary of the date of grant of the Restricted Stock; and

(vi) vesting of a prorated number of the Stock Options as follows: a prorated number of one-third (1/3) of the outstanding unvested Stock Options shall vest based upon the Executive’s continued employment after the date of grant in the number that would have vested had such one-third (1/3) of the Stock Options vested in 18 equal installments on each monthly anniversary of the date of grant of the Stock Options. All of Executive’s outstanding vested Stock Options shall remain outstanding until the earlier of (i) one year after the date of termination of the Executive’s employment or (ii) the original expiration date of the Stock Options (disregarding any earlier expiration date provided for in any other agreement, including without limitation any related grant agreement, based solely on the termination of the Executive’s employment).

(b) Without Cause; Good Reason; on or after the First Anniversary of the Effective Date (No Change in Control). If, during the Term and on or after the first anniversary of the Effective Date, the Company terminates the Executive’s employment without Cause in accordance with Section 7(d) hereof or the Executive terminates the Executive’s employment for Good Reason in accordance with Section 7(c) hereof, other than on or within two years after a Change in Control, subject to Section 20 below, the Executive shall be entitled to receive:

(i) payment of the Executive’s annual base salary in effect immediately preceding the date of the Executive’s termination of employment (or, if greater, the Executive’s annual base salary in effect immediately preceding any action by the Company described in Section 7(c)(iii) above for which the Executive has terminated the Executive’s employment for Good Reason), for the 12 months beginning immediately following termination of employment (the “Severance Period”), payable in accordance with the established payroll practices of the Company (but no less frequently than monthly), beginning on the first payroll date following 60 days after termination of employment, with the Executive to receive at that time a lump sum payment with respect to any installments the Executive was entitled to receive during the first 60 days following termination of employment, and the remaining payments made as if they had commenced immediately following termination of employment;

(ii) payment of an amount equal to the Executive’s actual earned full-year bonus for the year in which the termination of Executive’s employment occurs, prorated based on the number of days the Executive was employed for the year, payable at the time the Executive’s annual bonus for the year otherwise would be paid had the Executive continued employment;

(iii) continuation after the date of termination of employment of any health care (medical, dental and vision) plan coverage, other than that under a flexible spending account, provided to the Executive and the Executive’s spouse and dependents at the date of termination for the Severance Period, on a monthly or more frequent basis, on the same basis and at the same cost to the Executive as available to similarly-situated active employees during such Severance Period, provided that such continued participation is possible under the general terms and provisions of such plans and programs and provided that such continued coverage by the Company shall terminate in the event Executive becomes eligible for any such coverage under another employer’s plans. If the Company reasonably determines that maintaining such coverage for the Executive or the Executive’s spouse or dependents is not feasible under the terms and provisions of such plans and programs (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided), the Company shall pay the Executive cash equal to the estimated cost of the expected Company contribution therefor for such same period of time, with such payments to be made in accordance with the established payroll practices of the Company (not less frequently than monthly) for the period during which such cash payments are to be provided;

(iv) payment of any Accrued Obligations in a lump sum as soon as administratively feasible after the Executive’s termination of employment, which for purposes of any incentive or bonus compensation described in Section 8(a)(iv)(B) above shall mean at the same time such annual bonus would otherwise have been paid;

(v) vesting of a prorated number of the Restricted Stock as follows: (x) if the closing price of a share of the Company’s common stock, no par value per share, for any 20 consecutive trading days during the 180 days immediately prior to the date of termination is $1.00 or more than the closing price of such common stock at the date of grant of the Restricted Stock, then a prorated number of two-thirds (2/3) of the Restricted Stock shall become vested and non-forfeitable based upon the Executive’s continued employment after the date of grant of the Restricted Stock in the number that would have vested had such two-thirds (2/3) of the Restricted Stock vested in 24 equal installments on each monthly anniversary of the date of grant of the Restricted Stock, and (y) if (i) the date of termination of Executive’s employment occurs after the second anniversary of the date of grant of the

Restricted Stock and (ii) the closing price of a share of the Company’s common stock, no par value per share, for any 20 consecutive trading days during the 180 days immediately prior to the date of termination is $2.00 or more than the closing price of such common stock at the date of grant of the Restricted Stock, then a prorated number of the remaining one-third (1/3) of the Restricted Stock shall vest and become non-forfeitable based on the Executive’s continued employment after the second anniversary of the date of grant of the Restricted Stock in the number that would have vested had such remaining one-third (1/3) of the Restricted Stock vested in 12 equal installments on each monthly anniversary of the second anniversary of the date of grant of the Restricted Stock;

(vi) vesting of a prorated number of the Stock Options as follows: (i) if the date of termination occurs before June 15, 2015, a prorated number of one-third (1/3) of the outstanding unvested Stock Options shall vest based upon the Executive’s continued employment after the date of grant in the number that would have vested had such one-third (1/3) of the Stock Options vested in 18 equal installments on each monthly anniversary of the date of grant of the Stock Options; (ii) if the date of termination occurs after June 15, 2015 and before June 15, 2016, a prorated number of one-third (1/3) of the outstanding unvested Stock Options shall vest based upon the Executive’s continued employment after June 15, 2015 in that number that would have vested had such one-third (1/3) of the Stock Options vested in 12 equal installments on each monthly anniversary of June 15, 2015; and (iii) if the date of termination occurs after June 15, 2016, a prorated number of one-third (1/3) of the outstanding unvested Stock Options shall vest based upon the Executive’s continued employment after June 15, 2016 in that number that would have vested had such one-third (1/3) of the Stock Options vested in 12 equal installments on each monthly anniversary of June 15, 2016. All of Executive’s outstanding vested Stock Options shall remain outstanding until the earlier of (i) one year after the date of termination of the Executive’s employment or (ii) the original expiration date of the Stock Options (disregarding any earlier expiration date provided for in any other agreement, including without limitation any related grant agreement, based solely on the termination of the Executive’s employment); and

(vii) payment of one year of outplacement services from Executrack or an outplacement service provider of the Executive’s choice, limited to $20,000 in total. This outplacement services benefit will be forfeited if the Executive does not begin using such services within 90 days after the termination of the Executive’s employment.

(c) Without Cause; Good Reason; on or after the First Anniversary of the Effective Date (Change in Control). If, during the Term and on or after the first anniversary of the Effective Date, the Company terminates the Executive’s employment without Cause in accordance with Section 7(d) hereof or the Executive terminates the Executive’s employment for Good Reason in accordance with Section 7(c) hereof, on or within two years after a Change in Control, subject to Section 20 below, the Executive shall be entitled to receive:

(i) payment of the Executive’s annual base salary in effect immediately preceding the date of the Executive’s termination of employment (or, if greater, the Executive’s annual base salary in effect immediately preceding any action by the Company described in Section 7(c)(iii) above for which the Executive has terminated the Executive’s employment for Good Reason), for the 18 months beginning immediately following termination of employment (the “Change in Control Severance Period”), payable in accordance with the established payable practices of the Company (but no less frequently than monthly), beginning on the first payroll date following 60 days after termination of employment, with the Executive to receive at that time a lump sum payment with respect to any installments the Executive was entitled to receive during the first 60 days following termination of employment;

(ii) payment of an amount equal to the Executive’s actual earned full-year bonus for the year in which the termination of Executive’s employment occurs, prorated based on the number of days the Executive was employed for the year, payable at the time the Executive’s annual bonus for the year otherwise would be paid had the Executive continued employment;

(iii) continuation after the date of termination of employment of any health care (medical, dental and vision) plan coverage, other than that under a flexible spending account, provided to the Executive and the Executive’s spouse and dependents at the date of termination for the Change in Control Severance Period, on a monthly or more frequent basis, on the same basis and at the same cost to the Executive as available to similarly-situated active employees during such Change in Control Severance Period, provided that such continued participation is possible under the general terms and provisions of such plans and programs and provided that such continued contribution by the Company shall terminate in the event Executive becomes eligible for any such coverage under another employer’s plans. If the Company reasonably determines that maintaining such coverage for the Executive or the Executive’s spouse or dependents is not feasible under the terms and provisions of such plans and programs (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided), the Company shall pay the Executive cash equal to the estimated cost of the expected Company contribution therefor for such same period of time, with such payments to be made in accordance with the established payroll practices of the Company (not less frequently than monthly) for the period during which such cash payments are to be provided;

(iv) payment of any Accrued Obligations in a lump sum as soon as administratively feasible after the Executive’s termination of employment, which for purposes of any incentive or bonus compensation described in Section 8(a)(iv)(B) above shall mean at the same time such annual bonus would otherwise have been paid;

(v) all of Executive’s outstanding vested Stock Options shall remain outstanding until the earlier of (i) one year after the date of termination of the Executive’s employment or (ii) the original expiration date of the Stock Options (disregarding any earlier expiration date provided for in any other agreement, including without limitation any related grant agreement, based solely on the termination of the Executive’s employment); and

(vi) payment of one year of outplacement services from Executrack or an outplacement service provider of the Executive’s choice, limited to $20,000 in total. This outplacement services benefit will be forfeited if the Executive does not begin using such services within 90 days after the termination of the Executive’s employment.

(d) Death or Incapacity. If the Executive’s employment is terminated by reason of death or Incapacity in accordance with Section 7(a) hereof, the Executive shall be entitled to receive:

(i) payment of an amount equal to the actual full-year bonus earned for the year that includes Executive’s death or Incapacity, prorated based on the number of days the Executive is employed for the year, payable at the same time such annual bonus would otherwise have been paid had the Executive continued employment;

(ii) payment of any Accrued Obligations in a lump sum as soon as administratively feasible after the Executive’s termination of employment, which for purposes of any incentive or bonus compensation described in Section 8(a)(iv)(B) above shall mean at the same time such annual bonus would otherwise have been paid;

(iii) vesting of a prorated number of the Restricted Stock as follows: (x) if the closing price of a share of the Company’s common stock, no par value per share, for any 20 consecutive trading days during the 180 days (or if fewer the days the Executive was employed) immediately prior to the date of termination is $1.00 or more than the closing price of such common stock at the date of grant of the Restricted Stock, then a prorated number of two-thirds (2/3) of the Restricted Stock shall become vested and non-forfeitable based upon the Executive’s continued employment after the date of grant of the Restricted Stock in the number that would have vested had such two-thirds (2/3) of the Restricted Stock vested in 24 equal installments on each monthly anniversary of the date of grant of the Restricted Stock, and (y) if (i) the date of termination of Executive’s employment occurs after the second anniversary of the date of grant of the Restricted Stock and (ii) the closing price of a share of the Company’s common stock, no par value per share, for any 20 consecutive trading days during the 180 days (or if fewer the days the Executive was employed) immediately prior to the date of termination is $2.00 or more than the closing price of such common stock at the date of grant of the Restricted Stock, then a prorated number of the remaining one-third (1/3) of the Restricted Stock shall vest and become non-forfeitable based on the Executive’s continued employment after the second anniversary of the date of grant of the Restricted Stock in the number that would have vested had such remaining one-third (1/3) of the Restricted Stock vested in 12 equal installments on each monthly anniversary of the second anniversary of the date of grant of the Restricted Stock; and

(iv) vesting of a prorated number of the Stock Options as follows: (i) if the date of termination occurs before June 15, 2015, a prorated number of one-third (1/3) of the outstanding unvested Stock Options shall vest based upon the Executive’s continued employment after the date of grant in the number that would have vested had such one-third (1/3) of the Stock Options vested in 18 equal installments on each monthly anniversary of the date of grant of the Stock Options; (ii) if the date of termination occurs after June 15, 2015 and before June 15, 2016, a prorated number of one-third (1/3) of the outstanding unvested Stock Options shall vest based upon the Executive’s continued employment after June 15, 2015 in that number that would have vested had such one-third (1/3) of the Stock Options vested in 12 equal installments on each monthly anniversary of June 15, 2015; and (iii) if the date of termination occurs after June 15, 2016, a prorated number of one-third (1/3) of the outstanding unvested Stock Options shall vest based upon the Executive’s continued employment after June 15, 2016 in that number that would have vested had such one-third (1/3) of the Stock Options vested in 12 equal installments on each monthly anniversary of June 15, 2016. All of Executive’s outstanding vested Stock Options shall remain outstanding until the earlier of (i) one year after the date of termination of the Executive’s employment or (ii) the original expiration date of the Stock Options (disregarding any earlier expiration date provided for in any other agreement, including without limitation any related grant agreement, based solely on the termination of the Executive’s employment).

(e) Cause; Other Than for Good Reason. If the Company terminates the Executive’s employment for Cause in accordance with Section 7(b) hereof, or the Executive terminates the Executive’s employment other than for Good Reason in accordance with Section 7(d) hereof, this Agreement shall terminate without any further obligation to the Executive other than to pay the Accrued Obligations (except that any incentive or bonus compensation earned for any completed fiscal year of the Company which has not yet been paid shall not be paid if the Company terminates the Executive’s employment for Cause in accordance with Section 7(b) hereof) as soon as administratively feasible after the Executive’s termination of employment.

(f) Termination on Failure to Extend the Term. If the Executive’s employment terminates upon expiration of the Term in accordance with Section 7(e) hereof, the Executive shall be entitled to receive payment of any Accrued Obligations in a lump sum as soon as administratively feasible after the Executive’s termination of employment, which for purposes of any incentive or bonus compensation described in Section 8(a)(iv)(B) above shall mean at the same time such annual bonus would otherwise have been paid. Additionally, if the Executive’s employment terminates upon expiration of the Term in accordance with Section 7(e) hereof, the Executive shall be entitled to receive vesting of the remaining one-third (1/3) of the outstanding unvested Stock Options, and all of the Executive’s Stock Options shall remain outstanding until the earlier of (i) one year after the date of termination of the Executive’s employment or (ii) the original expiration date of the Stock Options (disregarding any earlier expiration date provided for in any agreement, including without limitation any related grant agreement, based upon termination of the Executive’s employment). Additionally, if the Company fails to provide written notice to the Executive, at least 120 days prior to the expiration of the Term, that the Company does not intend to seek an extension of the Term (and assuming the Executive is willing to agree to extend the Term), and the Executive terminates his employment upon expiration of the Term in accordance with Section 7(e) hereof, subject to Section 20 below, the Executive also shall be entitled to receive payment of the Executive’s annual base salary in effect immediately preceding the date of the Executive’s termination of employment for the four (4) months beginning immediately following termination of employment, payable in accordance with the established payroll practices of the Company (but no less frequently than monthly), beginning on the first payroll date following 60 days after termination of employment, with the Executive to receive at that time a lump sum payment with respect to any installments the Executive was entitled to receive during the first 60 days following termination of employment, and the remaining payments made as if they had commenced immediately following termination of employment.

(g) Release and Waiver. Notwithstanding any other provision of this Agreement, the Executive’s right to receive any payments or benefits under Sections 8(a)(i), (ii), (iii), (v) and (vi), 8(b)(i), (ii), (iii), (v), (vi) and (vii), and 8(c)(i), (ii), (iii), (v) and (vi) and the second sentence of section 8(f) of this Agreement upon the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason or upon the failure of the Company to provide sufficient notice of its intent not to seek an extension of the Term, as applicable, is contingent upon and subject to the Executive signing and delivering to the Company (i) a separation agreement (including without limitation such updated business protection agreements as the Company may reasonably request) and (ii) a complete general release of all claims arising out of or related to the Executive’s employment, both of which shall be in a form acceptable to the Company, and allowing the applicable revocation period required by law to expire without revoking or causing revocation of same, within 60 days following the date of termination of Executive’s employment, provided that the general release will preserve the Executive’s rights (x) under Section 8 of this Agreement and (y) under the Executive’s indemnification agreement for executive officers and directors entered into by the parties pursuant to Section 4 above.

(h) Change in Control. For purposes of this Agreement, Change of Control means the occurrence of any of the following events:

(i) The accumulation in any number of related or unrelated transactions by any person of beneficial ownership (as such term is used in Rule 13d-3, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50 percent or more of the combined total voting power of the Company’s voting stock; provided that for purposes of this subsection (a), a Change in Control will not be deemed to have incurred if the accumulation of 50 percent or more of the voting power of the Company’s voting stock results from any acquisition of voting stock (i) by the Company, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of the Company’s subsidiaries, or (iii) by any person pursuant to a merger, consolidation, reorganization or other transaction (a “Business Combination”) that would not cause a Change in Control under subsection (ii) below;

(ii) A consummation of a Business Combination, unless, immediately following that Business Combination, substantially all the persons who were the beneficial owners of the voting stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, at least 50 percent of the combined voting power of the voting stock of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company, or all or substantially all of the Company assets, either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as the ownership, immediately prior to that Business Combination, of the voting stock of the Company;

(iii) A sale or other disposition of all or substantially all of the assets of the Company except pursuant to a Business Combination that would not cause a Change in Control under subsection (ii) above;

(iv) At any time less than a majority of the members of the Board of Directors of the Company or any entity resulting from any Business Combination are Incumbent Board Members;

(v) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (ii) above;

(vi) Any other transaction or event that the Board of Directors of the Company identifies as a Change in Control for purposes of this Agreement; or

(vii) For purposes of this Agreement, (x) an “Incumbent Board Member” shall mean any individual, other than the Executive, who either is (a) a member of the Company Board of Directors as of the Effective Date or (b) a member who becomes a member of the Company’s Board of Directors subsequent to the Effective Date of this Agreement, whose election or nomination by the Company’s shareholders, was approved by a vote of at least a majority of the then Incumbent Board Members (either by specific vote or by approval of a proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14A-11 of the Exchange Act) with respect to the election or removal of directors or other actual threatened solicitation of proxies or consents by or on behalf of the person other than a board of directors and (y) a person means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trusts, unincorporated organization or any other entity of any kind.

9. Business Protection Agreements.

(a) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Business of the Company” means services to (A) identify clients’ erroneous or improper payments, (B) assist clients in the recovery of monies owed to them as a result of overpayments and overlooked discounts, rebates, allowances and credits, and (C) assist clients in the improvement and execution of their procurement and payment processes.

(ii) “Confidential Information” means any information about the Company or the Company’s subsidiaries and their employees, customers and/or suppliers which is not generally known outside of the Company or the Company’s subsidiaries, which Executive learns of in connection with Executive’s employment with the Company, and which would be useful to competitors or the disclosure of which would be damaging to the Company or the Company’s subsidiaries. Confidential Information includes, but is not limited to: (A) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (B) the terms upon which the Company or the Company’s subsidiaries obtains products from their suppliers and sells services and products to customers; (C) the nature, origin, composition and development of the Company or the Company’s subsidiaries’ services and products; and (D) the manner in which the Company or the Company’s subsidiaries provide products and services to their customers. “Confidential Information” does not include (E) information already in the public domain, available to the public through no action or disclosure by the Executive, or subsequently released to the public by the Company or the Board of Directors of the Company; (F) already and lawfully known or possessed by Executive prior to disclosure to the Executive by the Company; or (G) information generated or developed independently by the Executive without use or knowledge of Confidential Information.

(iii) “Material Contact” means contact by the Executive in person, by telephone, or by paper or electronic correspondence in furtherance of the Business of the Company.

(iv) “Restricted Territory” means, and is limited to, the geographic area described in Exhibit A attached hereto. Executive acknowledges and agrees that this is a portion of the area in which the Company and its subsidiaries does business at the time of the execution of this Agreement, and in which the Executive will have responsibility, at a minimum, on behalf of the Company and the Company’s subsidiaries. Executive acknowledges and agrees that if the geographic area in which Executive has responsibility should change while employed under this Agreement, Executive will execute an amendment to the definition of “Restricted Territory” to reflect such change. This duty shall be part of the consideration provided by Executive for Executive’s employment hereunder.

(v) “Trade Secrets” means the trade secrets of the Company or the Company’s subsidiaries as defined under applicable law, including without limitation any Confidential Information of the Company or the Company’s subsidiaries which meets the definition of a trade secret under applicable law.

(b) Confidentiality. Executive agrees that the Executive will not (other than in the performance of Executive’s duties hereunder), directly or indirectly, use, copy, disclose, distribute or otherwise make use of on his own behalf or on behalf of any other person or entity: (a) any Confidential Information during the period of time the Executive is employed by the Company and for a period of five years thereafter; or (b) any Trade Secret at any time such information constitutes a trade secret under applicable law, except in either case for any disclosures as are required by applicable law. In the event that applicable law requires Executive to disclose any Confidential Information or Trade Secrets in violation of the foregoing, Executive agrees to promptly notify the Company in writing of such pending disclosure and assist the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons or subpoena, as applicable, with regard to such Confidential Information and Trade Secrets. If the Company does not obtain such relief after a period that is reasonable under the circumstances, Executive may disclose such portion of the Confidential Information and Trade Secrets as Executive is advised in writing by counsel that Executive is legally required to disclose or else stand liable for contempt or suffer penalty. In such cases, Executive shall promptly provide the Company with a copy of the Confidential Information and Trade Secrets so disclosed. Upon the termination of Executive’s employment with the Company (or upon the earlier request of the Company), Executive shall promptly return to the Company all documents and items in the Executive’s possession or under the Executive’s control which contain any Confidential Information or Trade Secrets.

(c) Non-Competition. Executive agrees that during the Executive’s employment with the Company and for a period of two years thereafter, Executive will not, either for himself or on behalf of any other person or entity, compete with the Business of the Company within the Restricted Territory by performing activities which are the same as or substantially similar to those performed by Executive for the Company or the Company’s subsidiaries.

(d) Non-Solicitation of Customers. Executive agrees that during Executive’s employment with the Company and for a period of two years thereafter, Executive shall not, directly or indirectly, solicit any actual or prospective customers of the Company or the Company’s subsidiaries with whom Executive had Material Contact, for the purpose of selling any products or services which compete with the Business of the Company

(e) Non-Recruitment of Employees or Contractors. Executive agrees that during the Executive’s employment with the Company and for a period of two years thereafter, Executive will not, directly or indirectly, solicit or attempt to solicit any employee or contractor of the Company or the Company’s subsidiaries with whom Executive had Material Contact, to terminate or lessen such employment or contract.

(f) Future Cooperation. Executive agrees that, notwithstanding the termination of Executive’s employment and for a period of two years thereafter, Executive upon reasonable notice will make himself available to Company or its designated representatives for the purposes of: (a) providing information regarding the projects and files on which Executive worked for the purpose of transitioning such projects; and (b) providing information regarding any other matter, file, project and/or client with whom Executive was involved while employed by Company; provided that such cooperation shall not unreasonably interfere with Executive’s other business affairs. The Company will reimburse the Execution for all reasonable out of pocket expenses incurred with such cooperation and, if such cooperation is to be rendered during the time after which no additional severance is owed to the Executive, shall compensate Executive for his services and time as a consultant at customary and market rates to be mutually agreed upon by the parties.

(g) Obligations of the Company. The Company agrees to provide Executive with Confidential Information in order to enable Executive to perform Executive’s duties hereunder. The covenants of Executive contained in the covenants of Confidentiality, Non-Competition, Non-Solicitation of Customers, Non-Recruitment of Employees or Contractors, and Future Cooperation set forth in Subsections 9(b)—9(f) above (“Protective Covenants”) are made by Executive in consideration for the Company’s agreement to provide Confidential Information to Executive, and intended to protect Company’s Confidential Information and the investments the Company makes in training Executive and developing customer goodwill.

(h) Acknowledgments. Executive hereby acknowledges and agrees that the Protective Covenants and Section 10 hereof are reasonable as to time, scope and territory given the Company and the Company’s subsidiaries’ need to protect their business, customer relationships, personnel, Trade Secrets and Confidential Information. For purposes of the Protective Covenants, Company shall refer also to Company’s subsidiaries as applicable. In the event any covenant or other provision in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action, and the invalidity of any one or more of the covenants or other provisions in this Agreement shall not cause or render any other covenants or provisions in this Agreement invalid or voidable. Executive acknowledges and represents that Executive has substantial experience and knowledge such that Executive can readily obtain subsequent employment which does not violate this Agreement.

(i) Specific Performance. Executive acknowledges and agrees that any breach of any of the Protective Covenants or the provisions of Section 10 by him will cause irreparable damage to the Company or the Company’s subsidiaries, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of any of the Protective Covenants by him. Additionally, notwithstanding the obligations within Section 15 of this Agreement regarding the exclusive jurisdiction of the United States District Court for the Northern District of Georgia and the State and Superior Courts of Cobb County, Georgia pertaining to actions arising out of this Agreement, and in addition to the Company’s right to seek injunctive relief in any state or federal court located in Cobb County, Georgia, the parties hereby acknowledge and agree that the Company may seek specific performance and injunctive relief in any jurisdiction, court or forum applicable to Executive’s then current residency in order to prevent or to restrain any breach by the Executive, or any and all of the Executive’s partners, co-venturers, employers, employees, or agents, acting directly or indirectly on behalf of or with the Executive, of any of the provisions of the Protective Covenants or the provisions of Section 10.

(j) Exception. Notwithstanding the foregoing, if the Executive’s employment is terminated by the Company pursuant to Section 8(a) above, the provisions of Sections 9(c), (d) and (e) shall only apply for a period after the termination of the Executive’s employment that is the greater of (i) six (6) months or (ii) the number of full months of Executive’s continued employment after the Effective Date (in lieu of two years after termination of the Executive’s employment).

10. Ownership of Work Product.

(a) Assignment of Inventions. Executive will make full written disclosure to the Company, and hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designees, all of the Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is engaged as an employee of the Company (collectively referred to as “Inventions”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information or Trade Secrets of the Company or the Company’s subsidiaries, (ii) result from or are suggested by work performed by Executive for the Company or the Company’s subsidiaries, or (iii) relate at the time of conception or reduction to practice to the business as conducted by the Company or the Company’s subsidiaries, or to the actual or demonstrably anticipated research or development of the Company or the Company’s subsidiaries, will be the sole and exclusive property of the Company or the Company’s subsidiaries, and Executive will and hereby does assign all of the Executive’s right, title and interest in such Inventions to the Company and the Company’s subsidiaries. Executive further acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of and during the period of the Executive’s employment arrangement with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(b) Patent and Copyright Registrations. Executive agrees to assist the Company and the Company’s subsidiaries, or their designees, at the Company or the Company’s subsidiaries’ expense, in every proper way to secure the Company’s or the Company’s subsidiaries’ rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company and the Company’s subsidiaries of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company or the Company’s subsidiaries shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and its subsidiaries, and their successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that the Executive’s obligation to execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(c) Inventions Retained and Licensed. There are no inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to the Executive’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to Executive, which relate to the Company’s or the Company’s subsidiaries’ proposed business, products or research and development, and which are not assigned to the Company or the Company’s subsidiaries hereunder.

(d) Return of Company Property and Information. The Executive agrees not to remove any property of the Company or the Company’s subsidiaries or information from the premises of the Company or the Company’s subsidiaries, except when authorized by the Company or the Company’s subsidiaries. Executive agrees to return all such property and information within seven days following the cessation of Executive’s employment for any reason. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company or the Company’s subsidiaries to the Executive or which the Executive has developed or collected in the scope of the Executive’s employment, as well as all issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by the Company, the Executive shall state in writing that all copies of information subject to this Agreement located on the Executive’s computers or other electronic storage devices have been permanently deleted. Provided, however, the Executive may retain copies of documents relating to any employee benefit plans applicable to the Executive and income records to the extent necessary for the Executive to prepare the Executive’s individual tax returns.

11. Mitigation. The Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided above with respect to the health care continuation benefit, the amount of any payment provided for in Section 8 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

12. Withholding of Taxes. The Company shall withhold from any amounts or benefits payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold under any applicable law, regulation or ruling.

13. Modification and Severability. The terms of this Agreement shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any single covenant or provision in this Agreement shall be found unenforceable, it shall be severed and the remaining covenants and provisions enforced in accordance with the tenor of the Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be enforced to the maximum extent reasonable, whether said revisions be in time, territory, scope of prohibited activities, or other respects.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to the choice of law rules thereof.

15. Remedies and Forum. The parties agree that they will not file any action arising out of this Agreement other than in the United States District Court for the Northern District of Georgia or the State or Superior Courts of Cobb County, Georgia. Notwithstanding the pendency of any proceeding, either party shall be entitled to injunctive relief in a state or federal court located in Cobb County, Georgia upon a showing of irreparable injury. The parties consent to personal jurisdiction and venue solely within these forums and solely in Cobb County, Georgia and waive all otherwise possible objections thereto. The prevailing party shall be entitled to recover its costs and attorney’s fees from the non-prevailing party(ies) in any such proceeding no later than 90 days following the settlement or final resolution of any such proceeding. The existence of any claim or cause of action by the Executive against the Company or the Company’s subsidiaries, including any dispute relating to the termination of this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.

16. Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, or by a nationally-recognized overnight delivery service to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.

17. Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

18. Binding Effect. This Agreement shall be binding on the Executive and the Company and their respective successors and assigns effective on the Effective Date. Executive consents to any assignment of this Agreement by the Company, so long as the Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. If the Executive dies before receiving all payments due under this Agreement, unless expressly otherwise provided hereunder or in a separate plan, program, arrangement or agreement, any remaining payments due after the Executive’s death shall be made to the Executive’s beneficiary designated in writing (provided such writing is executed and dated by the Executive and delivered to the Company in a form acceptable to the Company prior to the Executive’s death) and surviving the Executive or, if none, to the Executive’s estate.

19. No Construction Against Any Party. This Agreement is the product of informed negotiations between the Executive and the Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and the Company agree that none of the parties were in a superior bargaining position regarding the substantive terms of this Agreement.

20. Deferred Compensation Omnibus Provision. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g. separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Notwithstanding any other provision of this Agreement, the Company’s Compensation Committee or Board of Directors is authorized to amend this Agreement, to amend or void any election made by the Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder). For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If the Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after termination of Executive’s employment or, if earlier, Executive’s death, as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Executive’s expense, with the Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, termination of employment shall mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or, if lesser, Executive’s period of service).

21. Mandatory Reduction of Payments in Certain Events. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). In that event, cash payments shall be modified or reduced first and then any other benefits. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in clauses (i) and (ii) of the foregoing sentence shall be made by an independent accounting firm selected by Company and reasonably acceptable to the Executive, at the Company’s expense (the “Accounting Firm”), and the Accounting Firm shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to this Section 21, could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

22. Professional Fees. The Company will pay on the Executive’s behalf, or reimburse the Executive for, reasonable professional fees and costs associated with Executive’s negotiation and execution of this Agreement, limited to $15,000 in total, which reimbursement shall be paid during the 30 days after the Effective Date of this Agreement, subject to prompt submission to the Company before such time of adequate substantiation of the fees and costs incurred.

23. Entire Agreement. Except as provided in the next sentence, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement. It is further specifically agreed and acknowledged that, except as provided herein, the Executive shall not be entitled to severance payments or benefits under any severance or similar plan, program, arrangement or agreement of or with the Company for any termination of employment occurring while this Agreement is in effect.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

PRGX GLOBAL, INC.

By:	/s/ Victor A. Allums
Its:	Senior Vice President and General Counsel
600 Galleria Parkway
Suite 100
Atlanta, Georgia 30339
Attn: General Counsel

EXECUTIVE

/s/ Ronald E. Stewart
Ronald E. Stewart
5630 Long Island Dr.
Atlanta, Georgia 30327

EXHIBIT A

RESTRICTED TERRITORY

“Restricted Territory” refers to all of the geographic areas described in I. and II. below, collectively.

I. All of the following Metropolitan Statistical Areas in the U.S., collectively:

Baltimore-Towson, MD

Fayetteville-Springdale-Rogers, AR-MO

Danville, IL

Charlotte-Gastonia-Concord, NC-SC

Cincinnati-Middletown, OH-KY-IN

Dallas-Fort Worth-Arlington, TX

Chicago-Naperville-Joliet, IL-IN-WI

Boise City-Nampa, ID

Grand Rapids–Wyoming, MI

Minneapolis-Saint Paul-Bloomington, MN-WI

New York-Northern NJ-Long Island, NY-NJ-PA

Phoenix-Mesa-Scottsdale, AZ

Miami-Fort Lauderdale-Pompano Beach, FL

Waco, TX

Milwaukee-Waukesha-West Allis, WI

Memphis, TN-MS-AR

Seattle-Tacoma-Bellvue, WA

Trenton-Ewing, NJ

Philadelphia-Camden-Wilmington, PA-NJ-DE-MD

Harrisburg-Carlisle, PA

Atlanta-Sandy Springs-Marietta, GA

II. All of the area within the city limits of the following cities and within 25 kilometers of the city limits of the following cities, collectively:

Brampton, Ontario, Canada

Cambridge, Ontario, Canada

Mississauga, Ontario, Canada

Toronto, Ontario, Canada

Montreal, Quebec, Canada

Calgary, Alberta, Canada

Mexico City, Mexico

San Paulo, Brazil

Hemel Hempstead, United Kingdom

London, United Kingdom

Luton, United Kingdom

Manchester, United Kingdom

Goix, Nord-pas-de-Calais, France

Rungis, France

Lyon — Saint Etienne, France

Paris, France

Madrid, Spain

Stockholm, Sweden

Hong Kong, China

Shanghai, China

Bangkok, Thailand

Sydney, Australia

Auckland, New Zealand

Victoria, Australia

West Flanders, Belgium

Barueri, Brazil

Saskatoon, Canada

Chestnut, United Kingdom

Surrey, United Kingdom

Worksop, United Kingdom

Boulogne-Billancourt, France

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